Exhibit 5.1

Osler, Hoskin & Harcourt llp Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 main 416.862.6666 facsimile

Toronto Montréal Calgary Ottawa Vancouver New York

February 3, 2021

TELUS International (Cda) Inc.

Floor 7, 510 West Georgia Street

Vancouver, BC V6B 0M3

Dear Sirs/Mesdames:

We have acted as Canadian counsel to TELUS International (Cda) Inc. (the “Corporation”), a company existing under the laws of British Colombia, in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Corporation on or about February 3, 2021 with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the issuance by the Corporation of up to 26,988,793 subordinate voting shares of the Corporation (the “Shares”) pursuant to the plans listed on the cover of the Registration Statement.

We have examined: (a) the Registration Statement and (b) the altered form of articles of the Corporation to be effective on or about February 4, 2021 (the “Articles”) and the form of notice of alteration (the “Notice of Alteration”) to be filed with the Registrar of Companies for British Columbia on or about February 4, 2021 to alter the notice of articles of the Corporation. We have also examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary or relevant for the purposes of this opinion.

In giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

In expressing this opinion, we have relied upon certified copies of the resolutions of the board of directors of the Corporation dated July 19, 2016, January 18, 2021 and February 1, 2021, and of the shareholders of the Corporation dated January 25, 2021.

On the basis of the foregoing, we are of the opinion that, following the filing of the Notice of Alteration with the Registrar of Companies for British Columbia and the Articles becoming effective, when the Shares are issued as contemplated in the plans listed on the cover of the Registration Statement, including the receipt by the Corporation of the consideration therefor, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to any laws or any matters governed by any laws other than the laws of the Province of British Colombia and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP